Exhibit 99.1

AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT to Employment Agreement, made as of July 1, 2016, is by and between GSE SYSTEMS, INC., a Delaware corporation (the "Company"), and KYLE J. LOUDERMILK, an employee of the Company (the "Executive").
BACKGROUND
The parties previously entered into the Employment Agreement, dated July 1, 2015 (the "Employment Agreement"). Pursuant to Section 4(c)(i) of the Employment Agreement, the Company agreed to grant the Executive 850,000 performance-restricted stock units ("RSUs"), subject to vesting and all other terms and conditions set forth in the Company's 1995 Long Term Incentive Plan (the "Plan"), as well as the Restricted Share Unit Agreement, dated July 1, 2015 (the "RSU Agreement").
Under Section 4 of the Plan, subject to certain exceptions upon which the Company previously chose to rely, the maximum number of shares of Company common stock subject to awards of any combination that may be granted during any one fiscal year of the Company to any one individual under the Plan is limited to 400,000.
The parties now desire to cancel certain RSUs granted under the Employment Agreement and RSU Agreement to reduce the award to Executive during the fiscal year ended December 31, 2015 to 400,000.
NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants, and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	Section 4(c)(i) of the Employment Agreement is hereby amended in its entirety to read as follows:
In connection with the execution of this Agreement, the Executive shall be granted 400,000 performance-restricted stock units ("RSUs"), subject to vesting and all other terms and conditions set forth in the Company's 1995 Long Term Incentive Plan and in a written grant agreement issued to Executive in connection with the grant of such RSUs.
2.	In all other respects, the Employment Agreement is hereby ratified and affirmed.
IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.
GSE SYSTEMS, INC. By: /s/ Daniel Pugh Daniel Pugh Senior Vice President, General Counsel and Risk Management Officer	EXECUTIVE /s/ Kyle J. Loudermilk Kyle J. Loudermilk
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